Exhibit 10.18

LICENSE AGREEMENT

THIS AGREEMENT comes into force as of the first day of September, 1998, (“Effective Date”), by and between The Loeb Health Research Institute at the Ottawa Hospital (hereinafter referred to as “LOEB”) located at 725 Parkdale Avenue, Ottawa, Ontario K1 Y 4E9, CANADA and CpG ImmunoPharmaceuticals, Inc. having an address of 55 William Street, Suite 120, Wellesley, MA 02481, USA (hereinafter referred to as “CpG”).

WITNESSETH:

WHEREAS QIAGEN GmbH and LOEB have entered into a Research Agreement effective as of September 1, 1996 (the “Research Agreement”) pursuant to which QIAGEN has sponsored a research and development program (the “R&D Program”) at LOEB under the direction of Dr. Heather L. Davis (the “Investigator”);

WHEREAS, pursuant to Section 6.01 of the Research Agreement, QIAGEN has assigned all of its rights, obligations, terms and conditions under the Research Agreement to CpG;

WHEREAS, LOEB has acquired valuable rights to Inventions derived from the R&D Program and has filed the patent applications listed on Exhibit A attached hereto with respect to such Inventions; and

WHEREAS, pursuant to Section 4.02 of the Research Agreement, LOEB has agreed to promptly notify CpG of any Inventions derived from the R&D Program;

WHEREAS pursuant to Section 4.03 of the Research Agreement, CpG has elected to exercise its option to acquire an exclusive license in the Field to Inventions developed under the Research Agreement for which the patent applications listed on Exhibit A attached hereto have been filed;

NOW, THEREFORE, in consideration of the sum of ten dollars (US$10.00), the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, and intending to be legally bound, LOEB and CpG agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, capitalized terms shall have the following meanings:

1.1

Affiliate shall mean a corporate or other entity which directly or indirectly controls, is controlled by, or is under common control with a Party, and “control” shall mean the ownership of not less than 50% of the voting shares of a corporation, or decision-making

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

authority as to any unincorporated entity. With respect to CpG, Affiliate shall also include any partnership of which CpG is the general partner.

1.2	Commercial Sale shall mean any transaction between CpG, or an Affiliate of CpG, and a third party which transfers physical possession and title to any Licensed Product to a third party.

1.3	Field shall mean applications of CpG immunomodulatory nucleic acid sequences for human and veterinary prophylactic and therapeutic purposes independently or in combination with protein(s), other adjuvants, other immunostimulatory agents and/or other nucleic acid sequences.

1.4	Institute Personnel means any person working at the LOEB, including but not limited to any Investigator, professor, technician, associate, medical professional, or student (including a pre- or post-doctoral student), any independent contractor (including any consultant under an obligation of confidentiality), or any research collaborator, student or consultant who participates in the R&D Program in any manner or who acquires knowledge of any test data, clinical information or any other information resulting from any R&D Program which is deemed a trade secret or confidential or proprietary to CpG or LOEB.

1.5	Invention shall mean any discovery, new or useful process, method, manufacture, compound, biological material, composition of matter, or software, or any improvement thereof, with application in the Field, whether patentable or unpatentable, which is developed, conceived or first reduced to practice, or demonstrated to have utility during the term of the R&D Program and covered by the Patent Rights. Notwithstanding the foregoing, if any such Invention is not reduced to practice within twelve months following the expiration or termination of the R&D Program, it shall not be deemed an Invention hereunder.

1.6	Investigator(s) shall mean initially Dr. Heather L. Davis, so long as she is associated with LOEB, and any other Institute Personnel who became or becomes involved in the R&D Program, as agreed by CpG pursuant to Section 2.01 of the Research Agreement between the Parties hereto.

1.7	Joint Invention shall mean any Invention for which it is determined, in accordance with U.S. patent law, that both: (i) employees, consultants or agents of CpG or any other persons obligated to assign or exclusively license such Invention to CpG or to an institution other than CpG or LOEB for use in the Field, and (ii) employees or agents of LOEB or any other persons obliged to assign such Invention to LOEB, are joint inventors of such Invention.

1.8

Licensed Product shall mean any product or process which is covered by a Pending or issued claim under Patent Rights or, if not covered by Patent Rights, shall mean any product or process which, to a material degree as determined by mutual agreement of the

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Parties, contains, is based on, or is derived from, identified through or utilizes any Licensed Technology which is not in the public domain. Any product or process which is a Licensed Product at the time of first Commercial Sale shall, for the purposes of Sec. 4.1, 4.3 and 9.1, be treated as a Licensed Product for at least 15 years from the date of first Commercial Sale.

1.9	Licensed Technology shall mean any and all information, and all patentable and non-patentable inventions (including, without limitation, the Inventions, Joint Inventions and Patent Rights), improvements, discoveries, claims, formulae, materials, processes, methods, trade secrets, technologies, data and know-how, whether existing in the Investigator’s laboratory at LOEB as of the Effective Date or developed by Investigator(s) in the performance of the R&D Program, relating to the Field or the development and/or commercialization of products in the Field, whenever such inventions, improvements, discoveries, claims, formulae, materials, processes, methods, trade secrets, technologies, data and know-how are derived from or directly related to the Inventions. Notwithstanding the foregoing, the patent application PCT/FR94/00483, CON of USSN 08/633,821 entitled “Nucleotide Vector Composition Containing Such Vector and Vaccine for Immunization Against Hepatitis” assigned to the Pasteur Institute INSERM and the University of Ottawa shall not be included in Licensed Technology.

1.10	Net Sales shall mean the gross invoice price of Licensed Products sold by CpG and/or its Affiliates in arm’s length sales to third parties, less the sum of the following deductions where applicable:

(a)	cash, trade and quantity discounts;

(b)	sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales;

(c)	transportation charges;

(d)	allowances or credits to customers because of rejections or returns; and

(e)	commission and other fees paid to non-affiliated brokers or non-affiliated sales agents.

In the event that CpG sells Licensed Products to a non-affiliated third party in an arm’s length transaction solely for the purpose of having such third party act as a distributor for Licensed Products, “Net Sales” shall be the amount owed CpG by such distributor less the returns as defined above.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

In the event that Licensed Products are sold or used in combination with products or processes having independent therapeutic or prophylactic effect, then Net Sales, for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods:

(i) By multiplying the Net Sales of the combination product or process by the fraction A/A+B, where A is the gross selling price, during the royalty period in question, of Licensed Products when sold separately for the same application, and B is the gross selling price of the other product for the same application, during the royalty period in question, when sold separately; or

(ii) In the event that no such separate sales are made of such Licensed Product(s) or other products or processes in such combination during the royalty period in question, Net Sales, for the purposes of determining royalty payments, shall be calculated using the above formula where A is the reasonably estimated commercial value of the Licensed Products when sold separately, and B is the reasonably estimated commercial value of the other product or processes, when sold separately. Any such estimates shall be mutually agreed upon by the Parties. Such estimates shall be reported to LOEB with the reports to be provided to LOEB pursuant to Section 5.1 hereof.

1.11	Party shall mean LOEB or CpG and, when used in the plural, shall mean LOEB and CpG.

1.12	Patent Rights shall mean all rights derived from the patent applications listed on Exhibit A attached hereto (including without limitation provisional applications and invention disclosures), and as such Exhibit A may be amended from time to time by mutual agreement of the Parties, and which are owned or controlled, in whole or in part, by LOEB by way of transfer of rights from any Investigator, claiming, describing, embodying or relating to the Licensed Technology throughout the Territory, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents of addition, and/or reissues thereof, and any current and future patent or patent application, or portion thereof, which is a foreign counterpart in any country in the Territory to any of the foregoing, including any substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents of addition and/or reissues thereof.

1.13	Pending shall mean a claim in a patent application under Patent Rights that has not been completely and finally rejected.

1.14	Publication means any non-confidential written or oral publication or disclosure resulting from or involving the Licensed Technology, and includes but is not limited to a publication or disclosure in articles, books, journals, theses, the media, trade publications, scientific meetings, seminars, poster sessions, and symposia.

1.15	R&D Program shall mean research conducted by LOEB, acting through the laboratories of any Investigator(s) pursuant to the terms of the Research Agreement.

1.16	Sublicensee shall mean any third party to whom CpG, or an Affiliate of CpG, grants a sublicense pursuant to Section 3.2 of this Agreement to develop, make, have made, use, have used, sell, offer for sale, have sold, import or have imported Licensed Products.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

1.17	Sublicense Income shall mean all sublicensing fees and revenues received by CpG or its Affiliates from Sublicensees in consideration for a sublicense to develop, make, have made, use, have used, sell, offer for sale or have sold, import and have imported Licensed Products, including, but not limited to, milestone payments and license initiation fees. Notwithstanding the foregoing, Sublicense Income shall not include revenue specifically allocated by CpG to, and demonstrably used for, research and development of the Licensed Technology, nor shall it include funds received by CpG for equity investments in CpG which are not in excess of a [**]% premium of the then current fair market value of CpG equity (i.e., that portion of any funds received for equity which is greater than a [**]% premium shall be deemed Sublicense Income).

1.18	Territory shall mean the entire world.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of Both Parties. Each Party represents and warrants to the other Party that: (i) it is free to enter into this Agreement; (ii) in so doing, it will not violate any other agreement to which it is a party; and (iii) it has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

2.2	Representations and Warranties of LOEB. LOEB hereby represents and warrants that:

(a)	They are the owners, either solely or, jointly with others, of the patent applications listed on Exhibit A, and have the exclusive right to grant licenses in their interests therein;

(b)	They are the owners of, either solely or jointly with others, or are the licensees of, all of the Licensed Technology in existence on the date of this Agreement, and have the right to grant licenses or sublicenses of their interest therein;

(c)	They have used their best efforts to inform CpG of and preserve all patent rights to the Inventions and all patent applications listed on Exhibit A are in full force and effect to the best of their knowledge as of the Effective Date of this License Agreement;

(d)	They are not aware of any asserted or unasserted claim or demand against the patent applications listed on Exhibit A; and

(e)	They have not entered into any agreement with any third party which is in conflict with the rights granted to CpG pursuant to this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

2.3	Disclaimer of Other Warranties.

(a)	EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.2, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY LOEB THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, THAT ANY PATENT WHICH ISSUES WILL BE VALID, OR THAT THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. FURTHERMORE, LOEB MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)	NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

ARTICLE 3

LICENSE GRANT

3.1	Grant of License. LOEB hereby grants to CpG a royalty-bearing exclusive license in the Field and in the Territory to utilize the Licensed Technology and to develop, have developed, make, have made, perform, use, have used, sell, offer for sale, have sold, import or have imported Licensed Products (the “License”).

3.2	Right to Sublicense. Such License shall also include the right to grant sublicenses. CpG shall have the right to screen and select Sublicensees, and to agree on the terms of any sublicense. LOEB shall have the right to inspect and comment upon any sublicense agreement prior to execution of any sublicense agreement. Copies of all executed sublicense agreements shall be provided to LOEB.

3.3

Reservation of Rights. Notwithstanding any rights granted to CpG hereunder, the LOEB shall retain the right to use Inventions solely for research and educational purposes on a non-commercial basis, subject to confidentiality requirements and LOEB’s obligations to preserve patent rights as set forth in Article 7 hereof. For purposes hereof, “research and educational purposes” shall not include the conduct of research sponsored by a commercial entity or the development of products or processes to be licensed to a commercial entity during the term of the Research Agreement or extension thereof other than the work performed under the R&D Program. During the term of this Agreement,

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

LOEB can suggest how CpG and third party technology could be used together and may seek CpG’s permission to do so under the Research Agreement between the Parties hereto, but shall not use any such third party technology in combination with CpG technology without the prior written consent of CpG.

3.4	CpG’s Development Efforts. CpG shall use all reasonable efforts to develop and commercialize Licensed Products. A Development Plan will be prepared by CpG and submitted to LOEB which shall outline CpG’s plans to develop the Licensed Technology on or before December 31, 1999. A written progress report by CpG will be submitted to the LOEB on or prior to each anniversary of the Effective Date summarizing the development work on Licensed Technology for commercial purposes.

3.5	Failure to Use Due Diligence. In the event that CpG shall fail to use all reasonable efforts to develop and commercialize Licensed Products, LOEB may, upon written notice to CpG to be given pursuant to the mechanism set forth in Section 9.2, with the opportunity to cure or remedy such default as set forth therein convert CpG’s License for such Licensed Products and Licensed Technology into a non-exclusive license.

3.6	Notwithstanding any other provision of the Research Agreement or this Agreement to the contrary, the parties hereby agree that, if so requested by CpG, the terms for the exclusive license to CpG of any future Joint Invention which is developed pursuant to the R&D Program and owned in part by a party other than CpG or LOEB, but which is not included on Exhibit A as of the Effective Date hereof, will be governed by an interinstitutional agreement to be negotiated between LOEB and any third party owner(s) of any such Joint Invention, provided the third party owner(s) are agreeable to enter into such negotiations with LOEB.

ARTICLE 4

CONSIDERATION

4.1	Royalties. In consideration of the exclusive licenses and other rights granted to CpG under this Agreement, CpG agrees to pay to LOEB a royalty, commencing upon the first Commercial Sale of a Licensed Product by CpG, its Affiliates or its Sublicensees, as follows:

(a)	For Commercial Sales made by CpG or its Affiliates, CpG shall pay the highest applicable royalty as set forth below:

(i)	For sales of Licensed Products covered by issued or Pending Patent Rights, CpG shall pay to LOEB a royalty equal to [****] percent ([*]%) of Net Sales;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

(ii)	For sales of Licensed Products not covered by issued or Pending Patent Rights, CpG shall pay to LOEB a royalty equal to [*****] percent ([*]%) of Net Sales.

(b)	Notwithstanding the foregoing, in the event that the total royalties due to LOEB and all third parties on a Licensed Product exceed [**]% of Net Sales prior to any applicable royalty reduction(s), CpG shall be entitled to a royalty reduction of [*****] percent ([**]%) of the royalties owed to third parties on the Licensed Products in excess of [**]%, up to a maximum reduction of [**]% of the royalties due the LOEB according to Section 4.1(a) above. For example, if the total royalty due on a Licensed Product is [**]%, CpG shall pay to LOEB a royalty of [***]% (i.e., [*]% - [***]%) of Net Sales of the Licensed Product.

(c)	In the event that CpG and/or its Affiliates receive Sublicense Income from any Sublicensee, CpG shall pay to LOEB [***] percent ([**]%) of such Sublicense Income from each such Sublicensee.

(d)	In the event that: (i) payments by CpG to LOEB under Section 4.1(c) plus (ii) payments by CpG to one or more third parties of a percentage of such Sublicense Income exceed [*****] percent ([**]%) of any such Sublicense Income received by CpG, then payments to LOEB pursuant to Section 4.1(c) will be reduced on a prorata basis with payments owed to such third parties on such Sublicense Income so that the total percentage paid out by CpG to all non-affiliated third parties with respect to Sublicense Income shall not exceed [******] percent ([**]%) of any such amounts received by CpG. For example, if CpG receives Sublicense Income and owes Party X [***] percent ([**]%) thereof and Party Y [******] percent ([**]%) thereof, bringing the total owed to [**]%, then LOEB’s share of such Sublicense Income will be reduced to [****]% (i.e., by [****]%, which is [****]% of the excess of [****] percent since [**]% is [****]% of [**]%). Notwithstanding the foregoing, this provision shall only be effective with respect to payments to third parties which are governed by a similar provision and shall not be used to reduced the percentage owed to LOEB pursuant to Sec. 4.1(c) to less than [****] percent ([*]%).

(e)	Sublicense Income from all Licensed Products which incorporate CpG DNA as an adjuvant in antigen- or DNA-based vaccines against infectious diseases shall be exempted from the conditions for reductions in payment to the LOEB as stated in Sec. 4.1(d).

4.2	Obligation to Pay Royalties. The obligation to pay royalties to LOEB under this Article 4 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Patent Rights or the amount of Licensed Technology pertaining thereto.

4.3

Duration of Royalties. CpG shall not be obligated to make any further royalty payments in any country for any Licensed Product after the end of the period commencing on the date of the first Commercial Sale of the Licensed Product in that country by CpG, its

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

Affiliates or Sublicensees and ending either on the date of expiration of a valid, enforceable claim of a Patent Right covering the Licensed Product in that country or fifteen (15) years after the date of the first Commercial Sale, whichever is later.

ARTICLE 5

PAYMENTS AND REPORTS

5.1	Payment. All royalty payments due pursuant to Article 4 shall be paid quarterly on March 1, June 1, September 1 and December 1 of each year after the date of first Commercial Sale, for the periods ending December 31, March 31, June 30 and September 30, respectively. Each such payment shall be accompanied by a statement of the amount of Net Sales of Licensed Products sold by CpG and Sublicense Income received by CpG during the relevant period, and the amount of royalties due thereon.

5.2	Mode of Payment, Blocked Currency. CpG shall make all payments required under this Agreement by check in United States Dollars payable to the Loeb Health Research Institute at the Ottawa Hospital. All royalty payments in any currency other than United States Dollars shall be translated quarterly into United States Dollars at the average of the rates of exchange listed in The Wall Street Journal at which United States Dollars are exchangeable for the cur[r]ency of the country in which the royalty is accrued for the last day of each month of the quarter in which such sales were made.

If, at any time, a product is sold in a country in which conditions or legal restrictions exist which prohibit remittance of royalty payments (“Blocked Country”), CpG or its Affiliates shall accrue the amount of royalties due in such Blocked Country on paper on behalf of the LOEB. For so long as such restrictions or conditions apply, CpG shall be relieved of any further obligation to LOEB with respect to such royalties except for the furnishing to LOEB of the statement required by Section 5.1 and a report on the amount accrued until such times as the legal restrictions is resolved. CpG shall use its best efforts to pay the LOEB such accrued amounts within thirty days of such resolution in the Blocked Country.

5.3	Records Retention. CpG and its Affiliates shall keep complete and accurate records pertaining to the sale of Licensed Products in the Territory and covering all transactions from which Net Sales and Sublicense Income are derived for a period of five (5) calendar years after the year in which such Net Sales and Sublicense Income occurred, and in sufficient detail to permit LOEB to confirm the accuracy of royalty calculations hereunder.

5.4

Audit Request. At LOEB’s request, CpG and its Affiliates shall pen lit an independent, certified public accountant, appointed by LOEB and acceptable to CpG or its Affiliates, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to the calculation of amounts due to LOEB pursuant to Article 4 in the possession or control of CpG or its Affiliates for a period of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

five (5) years after such royalties have accrued, as may be necessary to (i) determine the correctness of any report or payment made under this Agreement or (ii) obtain information as to the royalties payable for any semi-annual payment period in the case of CpG’s or its Affiliate’s failure to report or pay pursuant to this Agreement. Said accountant shall treat all such information as confidential information of CpG and shall not disclose to LOEB any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties. LOEB shall bear the full cost of the performance of any such audit, unless such audit demonstrates underpayment of royalties by CpG of more than [***] percent ([**]%) from the amount of the original royalty payment made by CpG. In such event, CpG shall bear the full cost of the performance of such audit.

5.5	Taxes. In the event that CpG or its Affiliates are required to withhold any tax to the revenue authorities in any country in the Territory regarding any payment to LOEB due to the laws of such country, LOEB’s pro rata portion of such amount shall be deducted by CpG or its Affiliates, and it shall notify LOEB and promptly furnish LOEB with copies of any tax certificate or other documentation evidencing such withholding. Such taxes deducted from payments to the LOEB shall exclude those taxes included under Net Sales under Sec. 1.10. In addition, CpG shall use its best efforts to obtain relief in such tax payments in such countries on behalf of LOEB.

ARTICLE 6

PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT

6.1	Patent Prosecution and Maintenance.

(a)

CpG shall diligently prepare, file and prosecute all patent applications under Patent Rights in the name of the LOEB using patent counsel engaged by LOEB as set forth below. LOEB shall cooperate in the preparation, filing and prosecution of all Patent Rights licensed hereunder to the extent requested by CpG. Patent Rights shall be filed, prosecuted and maintained in countries specified by CpG, as agreed to by LOEB. LOEB shall retain a patent law film selected and agreed upon jointly by LOEB and CpG, and shall pay all invoices received from such patent law firm in a timely manner. CpG shall have full rights of consultation with LOEB’s patent counsel with respect to the Patent Rights to which CpG has exclusive rights hereunder and shall have the right to control the filing, prosecution and maintenance of Patent Rights and shall keep LOEB informed and advised and seek input from LOEB except as otherwise provided herein. Each Party shall provide to the other Party copies of all such applications, official actions, amendments and all papers filed or received relating to the Patent Rights. Notwithstanding the foregoing, CpG shall have the right and obligation, alone or in conjunction with other owners of such rights, to diligently prepare, file and prosecute all Patent Rights which are Joint Inventions and shall keep LOEB

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

informed and advised and seek input from LOEB with respect thereto to the same extent set forth above.

(b)	Both Parties agree to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and reinforcement of all such patent applications and patents.

6.2	Patent Cost Reimbursement. For Patent Rights licensed hereunder, CpG shall reimburse LOEB for all reasonable and customary costs and expenses of filing, prosecuting and maintaining such Patent Rights, including legal expenses of the patent counsel, within thirty (30) days after CpG receives an itemized invoice from LOEB for such costs and expenses. CpG may elect to cease paying for further patent expenses on a country-by-country basis for any particular patent or patent application licensed hereunder upon giving sixty (60) days prior written notice to LOEB, whereupon CpG’s rights under such patent or patent application in such country pursuant to this Agreement shall terminate. LOEB may thereafter elect to dispose of any such terminated rights at its sole discretion without any further obligations to CpG hereunder.

6.3	Notification of Infringement. If either Party learns of an infringement or threatened infringement by a third party of any Patent Right licensed hereunder within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. Section 6.4 shall then be applicable.

6.4	Patent Enforcement.

(a)

CpG and/or Sublicensee(s) shall have the first right, but not the obligation, to institute patent infringement actions against third parties based on any Patent Right licensed under this Agreement. If CpG and/or any Sublicensee does not institute an infringement proceeding against an offending third party, or enter into good faith negotiations regarding a sublicense under such Patent Right with such third party, within one hundred eighty (180) days after receipt of notice from LOEB, (i) with respect to inventions owned solely by LOEB, LOEB shall have the right, but not the obligation, to institute an infringement proceeding, and (ii) with respect to Joint Invention, shall have such rights as are mutually agreed by the other owners of such Joint Invention as appropriate. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party and/or parties instituting the action. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party (or, for certain Joint Inventions, other co-owners) to institute and prosecute such infringement actions and such expenses will be borne by the instituting party. Any award paid by third parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be first applied to reimburse the costs and expenses (including attorney’s fees) of the Party bringing suit, or to reimburse the costs and expenses (including attorney’s

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

fees) incurred by the Parties if the suit is brought jointly and to reimburse any additional costs and expenses including attorney’s fees incurred by LOEB in cooperating with CpG in such suits. Any remaining amount of the award shall be regarded as Sublicense Income and an amount shall be paid to the LOEB pursuant to Section 4.1(c). Notwithstanding the foregoing, for suits involving Joint Inventions with co-owners who are not Parties, awards shall be shared as mutually agreed, provided that CpG’s share of any such recovery shall be treated as set forth above.

(b)	Notwithstanding the foregoing, neither Party shall be entitled to settle or otherwise dispose of any suit brought pursuant to provisions of Section 6.4(a) without the approval of the other Party, which approval shall not be unreasonably withheld.

6.5	Infringement Action by Third Parties. In the event of the institution of any claim or suit by a third party against CpG for patent infringement arising from the development, manufacture, use or sale of any Licensed Product in the Territory, CpG shall notify LOEB in writing of such suit within ten (10) business days of receiving notice of such suit. CpG shall have the right to defend such claim or suit at its own expense, and LOEB hereby agrees to assist and cooperate with CpG, at CpG’s expense, to the extent necessary in the defense of such suit. During the pendency of such claim or action, CpG shall continue to make payments due under this Agreement, but shall be entitled to claim a credit against royalties otherwise payable hereunder of an amount equal to the out-of-pocket unreimbursed costs and expenses incurred by CpG in defending against such claim or suit, provided that such credit shall be no greater than fifty percent (50%) of the amount of such royalties otherwise payable hereunder.

ARTICLE 7

PUBLICATION; CONFIDENTIALITY

7.1	Notification. The Parties recognize that it is part of LOEB’s function to disseminate knowledge and information and to make it available for the purpose of scholarship. The Parties further recognize that the publication of certain technical information may destroy its commercial value and patentability. Consequently, any proposed Publication by Institute Personnel shall comply with this Article 7. Investigator and LOEB shall furnish a copy to CpG of any proposed Publication or disclosure of data related to the Licensed Technology at least ninety (90) days in advance of presentation or submission for Publication. If CpG does not object in writing to such disclosure within thirty (30) days of receipt, LOEB shall he free to proceed with such disclosure. In the event written objection is made, the Parties shall negotiate in good faith an acceptable version of the proposed Publication, including the release date, within the original ninety (90) day notice period or shall agree to withhold Publication until a mutually agreeable time, all as further described in Section 7.2.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

7.2	Review of Proposed Publications. CpG will review the proposed Publication, manuscript, abstract, text or any other material provided under Section 7.1 to determine if patentable subject matter which has not been adequately protected by the Patent Rights or Confidential Information of CpG as defined in Sec. 7.4 is disclosed. CpG will notify Institute Personnel within the period prescribed in Section 7.1 if CpG, in its sole discretion, determines that patentable subject matter is or may be disclosed, or if CpG, in its sole discretion, believes confidential or proprietary information of CpG is or may be disclosed. If it is determined by CpG that additional patent applications should be filed, and in the event that the delay needed to complete the filing of any necessary patent application will exceed the period specified in Section 7.1, LOEB and Institute Personnel shall agree to any reasonable extension of the Publication delay. The Publication delay shall not continue beyond thirty (30) days past the date that the proposed Publication or other material was to be presented, submitted or otherwise disclosed. If it is determined by CpG and LOEB that confidential or proprietary information of CpG is being disclosed, CpG, LOEB and Institute Personnel will consult among themselves in good faith to arrive at an agreement on mutually acceptable modifications to the proposed Publication to avoid such disclosure within the time period set forth in Section 7.1.

7.3	Use of Name. Neither Party will use the name of the other in any advertising or other form of publicity without the prior written permission of the other. Notwithstanding the foregoing, either Party may include an accurate description of the terms of this Agreement to the extent required by the laws of any government or other disclosure laws and in internal communications.

7.4	Confidentiality; Exceptions. Confidential Information shall mean all Patent Rights patent applications, research proposals and results, business plans, development reports. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving Party of Confidential Information shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose other than proper performance hereunder any information furnished to it by the other Party pursuant to this Agreement, except to the extent that it can be established by the receiving Party by reasonable proof that such information:

(a)	was already known to the receiving party at the time of disclosure as can be reasonably proved by such party;

(b)	became part of the public domain without breach of this Agreement; or

(c)	was obtained from third parties with the lawful right to disclose such information.

Each party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

defending litigation, complying with applicable governmental regulations, undertaking basic research with outside collaborators, or conducting preclinical or clinical trials provided that if a Party makes any such disclosure of the other Party’s secret or confidential information it will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such information required to he disclosed. LOEB may publish results of the work performed under the Research Agreement upon approval by CpG pursuant to Article 7 of this Agreement.

ARTICLE 8

INDEMNIFICATION AND INSURANCE

8.1	Indemnification. CpG shall indemnify, defend and hold harmless the LOEB, its officers, directors, employees, agents and students from any claims, loss, expense, costs, suits, including attorney’s fees and expenses arising out of or connected with any activities of CpG and their Affiliates, licensees or Sublicensees under this Agreement, including without limitation, product liability claims relating to products based on the Licensed Technology or Licensed Products, except to the extent that such claim is due to the gross negligence of the LOEB. The LOEB shall promptly notify CpG of any such claim(s), shall permit CpG to defend such claim(s) and shall cooperate with CpG and its insurance carrier in the defense of the claim(s) at CpG’s expense.

8.2	Insurance. In connection with human clinical trials and/or commercial sales of a Licensed Product, CpG, at its sole cost and expense, shall insure its activities, obtain, keep in force and maintain comprehensive or commercial form of general liability insurance. Such insurance shall name LOEB as an additional insured and shall provide at least US$[*********] per incident and adequate annual aggregate in amounts as required by the various hospitals and clinics for such human clinical trials of Licensed Products. Upon commercial sales of Licensed Products, CpG and/or its Sublicensees shall obtain, keep in force and maintain comprehensive general product liability insurance of at least US$[*********] per incident and adequate annual aggregate amounts and shall name LOEB as an additional insured.

ARTICLE 9

TERM; TERMINATION

9.1

Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided in Sec. 9.3 hereunder, shall terminate as to the Licensed Technology and as to each country in the Territory, upon the expiration of the last to

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

expire of the Patent Rights covering the manufacture, use or sale of such Licensed Technology and/or the manufacture, use or sale of such Licensed Product in such country or a minimum of fifteen (15) years from the date of first Commercial Sale, whichever is later. Upon any such expiration of Patent Rights or end of such fifteen year period in such country whichever is later, CpG shall have a fully paid-up license of perpetual duration in such country, subject to the survival provisions in Section 9.7, including the right of CpG, its Affiliates and/or its Sublicensees to continue developing, making, using or selling such Licensed Technology and Licensed Products without any further obligation to LOEB hereunder.

9.2	Breach. Failure by either Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give to the Party in default notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured or remedied within such sixty (60) day period, the Party in default does not commence and diligently continue actions to cure or remedy such default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect within sixty (60) days after such notice unless the defaulting Party shall cure such default within said sixty (60) days. The right of either Party to terminate this Agreement, as hereinafter provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

9.3	Termination by CpG. CpG shall have the right to terminate the licenses to Licensed Technology granted hereunder, in whole or as to any Patent Right in any country in the Territory, at any time, and from time to time, by giving notice in writing to LOEB. Such termination shall be effective thirty (30) days from the date such notice is given, and all CpG’s rights associated therewith shall cease as of that date, subject to Section 9.4.

9.4	Rights to Sell Stock on Hand. Upon the termination of any license to Licensed Technology granted herein, other than under Section 9.1, in part or in whole or as to any Patent Right and corresponding Licensed Technology, CpG shall have the right for one (1) year or such longer period as the Parties may reasonably agree to dispose of all Licensed Product or substantially completed Licensed Product then on hand to which such termination applies, and royalties shall be paid to LOEB with respect to such Licensed Products as though this Agreement had not terminated.

9.5	Termination of Sublicenses. Upon any termination of this Agreement, except under Section 9.1, all sublicenses granted by CpG under this Agreement shall terminate, subject, nevertheless, to Section 9.4, unless any Sublicensee shall agree in writing prior to any such termination to be bound directly to LOEB by the provisions of the relevant sublicense agreement.

9.6	Effect of Termination. Upon the termination of any license granted hereunder as to any Patent Right and corresponding Licensed Technology in any country in the Territory other

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

than pursuant to Section 9.1, CpG and its Affiliates and Sublicensees shall promptly return to LOEB all relevant records, materials and Confidential Information of LOEB concerning such Patent Rights and corresponding Licensed Technology in such country in the possession or control of CpG or any of its Affiliates or Sublicensees.

9.7	Surviving Rights. Termination of this Agreement shall not terminate CpG’s obligation to pay all royalties which shall have accrued hereunder prior to such termination. The Parties’ obligations under ARTICLES 7 and 8 and Sections 6.1(b), 10.1, 10.8 and 10.12 shall survive termination or expiration of this Agreement in addition to those articles surviving by matter of law.

9.8	Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party under this Agreement prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1	Dispute Resolution.

(a)	Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, or to the reasonableness of CpG’s commercialization efforts, which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The Party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party, and shall additionally have advised the other Party in writing of the name and title of such representative.

(b)

By not later than ten (10) business days after the date of such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm reasonably acceptable to both Parties and such representatives shall schedule a date with such firm for a mediation hearing in the Ottawa area. The Parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the Parties have not been able to resolve the dispute within

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

fifteen (15) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute.

10.2	Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee, franchise or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

10.3	Assignment. Except as otherwise provided herein, neither this Agreement nor any interest hereunder shall be assignable by any Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to any wholly-owned subsidiary or to any successor by merger or sale of substantially all of its assets to which this Agreement relates in a manner such that the assignee shall remain liable and responsible for the performance and observance of all of the assigning Party’s duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 10.3 shall be void.

10.4	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.5	Force Majeure. Neither Party shall be liable to the other for loss or damages nor shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, lightning, windstorm, earthquake, failure of supply of materials or failure or destruction of machinery or equipment, strike, labor difficulties or governmental action, lockout, casualty, accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for thirty (30) days thereafter. Notwithstanding the foregoing, nothing in this Section 10.5 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

10.6	No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “CpG” or “LOEB” or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

10.7	Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

10.8	No Third Parties Benefited. Except as set forth in Article 8 hereof, no third party, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement.

10.9	Public Announcements. Except as required by law, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior consent of the other. In the event of a required public announcement, the Party making such announcement shall provide the other with a copy of the proposed text prior to such announcement. Once any written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosures limited to all or a portion of the specific contents of such prior statement without the further approval of the other Party.

10.10	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by registered mail, return receipt requested or delivered by hand or commercial express courier to the following address of either Party unless changed by written notice (provided that notice of a change of address shall be effective only upon receipt thereof:

(a)	If to CpG, addressed to:

CpG ImmunoPharmaceuticals, Inc.

55 William Street, Suite 120

Wellesley, MA 02481

USA

Attn: President

With a copy to:

Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Jeffrey M. Wiesen, Esq.

(b)	If to LOEB, addressed to:

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

The Loeb Health Research Institute at the Ottawa Hospital

725 Parkdale Avenue

Ottawa, Ontario

Canada. K1Y 4E9

Attn:	Robert Hanlon, M.H.A.; C.H.E.

Chief Administrative Officer

10.11	Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed in a series of counterparts, all of which, when taken together, shall constitute one and the same instrument.

10.11	Waiver. Subject to applicable statutes of limitation, no provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

10.12	Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the province of Ontario, Canada without application of principles of conflict of law except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

10.13	Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the Parties shall promptly negotiate in good faith a replacement provision to carry out the intention of the invalid, illegal or unenforceable provision to the fullest extent permitted by law.

10.14	Entire Agreement of the Parties. This Agreement constitutes and contains the entire understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof. In the event of any conflict between the terms of the Research Agreement and this Agreement, the terms of this Agreement shall govern.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written:

For LOEB:

By:	/s/ Robert Hanlon	By:	/s/ Michel Chretian, M.D.
Name:	Robert Hanlon, M.H.A.; C.H.E.	Name:	Michel Christian, M.D.
Title:	Chief Administrative Officer The Loeb Health Research Institute at the Ottawa Hospital	Title:	Chief Executive Officer and Scientific Director The Loeb Health Research Institute at the Ottawa Hospital

Date:	January 6, 1999	Date:	January 7, 1999

For CpG:

By:	/s/ Robert L. Bratzler, Ph.D.
Name:	Robert L. Bratzler, Ph.D.
Title:	President, CpG ImmunoPharmaceuticals, Inc.

Date:	Dec. 23, 1998

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.

EXHIBIT A

LICENSED PATENTS

(As of May 31, 1998)

Patents	Status
1. [****************************************************]
a) US Provisional #[**********] filed [*******]	[*******]
2. [*****************************************************]
a) US Provisional # [*********] filed [*******] and [********] filed [*******]	[*******]
3. [***************************************************** *******************************************************************]
a) US Provisional [*********] filed [*******]	[*******]
4. [********************************************************************************************** ****************************]
a) US Provisional [**********] filed [*******]	[*******]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 406 of the Securities Act.